Exhibit 107

Calculation of Filing Fee Table

S-3

(Form Type)

Nikola Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Common Stock, $0.0001 par value per share	457(c)	43,229,689(3)	$3.41	$147,413,239.49	0.00011020	$16,244.94

	Total Offering Amounts					$147,413,239.49		$16,244.94

	Total Fee Offsets							—

	Net Fee Due							$16,244.94

(1)

Pursuant to Rule 416 under the Securities Act of 1933, the registrant is also registering hereunder an indeterminate number of shares of the registrant’s common stock that may become issuable upon conversion of the Notes (as defined below) as a result of the anti-dilution provisions thereof.

(2)

Estimated pursuant to Rule 457(c) under the Securities Act of 1933 solely for the purpose of calculating the registration fee, based upon the average of the high and low prices for the registrant’s common stock as reported on The Nasdaq Global Select Market on November 2, 2022.

(3)

Represents the number of shares of the registrant’s common stock that may be issued upon the conversion of $200.0 million aggregate principal amount of the registrant’s 8.00% / 11.00% Convertible Senior PIK Toggle Notes due 2026 (the “Notes”), assuming physical settlement will apply to all such conversions and including the maximum number of make-whole shares that may be issued issuable pursuant to the terms of the Notes and the indenture pursuant to which the Notes were issued, and including shares underlying the maximum principal amount of Notes potentially issuable as PIK interest payments on the Notes.